Exhibit 10(c)

WELLS FARGO BONUS PLAN
The Plan is amended effective January 1, 2011 and supersedes the Wells Fargo Bonus Plan originally effective January 1, 2000, subsequently clarified effective January 1, 2004 and January 1, 2006, amended and restated effective January 1, 2008, amended effective January 1, 2009 and amended effective January 1, 2010. Participants, incentive opportunities and Performance Measures shall be identified annually.

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PURPOSE OF THE PLAN
The purpose of the Wells Fargo Bonus Plan (the “Plan”) is to motivate a select group of management, supervisory and individual contributors to achieve superior results for Wells Fargo & Company and its subsidiaries (“Wells Fargo”). The Plan is a discretionary incentive plan designed to provide Participants with incentive compensation opportunities that focus on individual accountability for appropriate risk management and full compliance with applicable laws and regulations, as well as individual and team contributions through the measurement of meaningful performance goals that are consistent with Wells Fargo’s corporate and business unit objectives.
The determination and payment of any incentive under the Plan is subject to the conditions and restrictions imposed under any applicable law, rules and regulations. A Participant’s rights to or receipt of compensation under the Plan may be limited, modified, cancelled or recovered to ensure compliance with all such applicable laws, rules, regulations and guidance that may be issued from time to time. In addition, the Plan Administrator and/or Wells Fargo (subject to the authority of the Human Resources Committee of Wells Fargo & Company’s Board of Directors (the “HRC”)) has full discretionary authority to adjust or amend a Participant’s incentive opportunity or recommended payout under the Plan at any time.
This document is comprised of three sections:
1.   Plan Eligibility
2.   Incentive Components
3.   Plan Administration
For questions related to this document, policies or the administration of the Plan, please contact your Human Resources representative.
PLAN ELIGIBILITY
A.	Plan Eligibility

Wells Fargo management, supervisors, individual contributors and other groups of team members who are in a position to control or influence business results are eligible to participate in the Plan (“Participants”). Business unit managers, in consultation with their Human Resources partners, are responsible for identifying Participants within their business units who are eligible to participate in the Plan.

B.	Plan Qualifiers.

For purposes of this Plan, a “Disqualifying Factor” is an event, the occurrence of which immediately invalidates a Participant’s opportunity for an incentive award. If a Participant’s incentive opportunity is subject to a Disqualifying Factor and the event occurs, the Participant shall have no incentive opportunity for that particular Plan Year.

1.
A Plan Participant must be employed by Wells Fargo as of the last day of the Plan Year in order to be eligible for an incentive award under the Plan, unless otherwise noted below or in the Plan Administration section. Exceptions may be made if the

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termination is a result of the Participant’s retirement, death or a qualifying event under the Wells Fargo & Company Salary Continuation Pay Plan as set forth in the leave of absence or death or retirement policies in the Plan Administration section.

2.
A Plan Participant must receive a performance rating of 3 or greater for the applicable Plan Year to be considered for an incentive award, unless approved for consideration by the Operating Committee member and Senior Human Resources Leader for the team member’s business group.

3.
The Corporate Financial Performance goal (as determined by the HRC) (the “Corporate Performance Goal”) must be met for payout to occur under this Plan. If the Corporate Performance Goal is not met, no bonuses will be paid unless specifically authorized by the HRC. In addition, if Wells Fargo achieves or exceeds the Corporate Performance Goal, the HRC reserves the authority to adjust bonuses, up or down, in its discretion.

Business unit managers should work with their Human Resources representative to identify any other Disqualifying Factors that may impact a Participant’s eligibility under the Plan.

In addition to the Disqualifying Factors described above, a Participant’s incentive opportunity under the Plan may be adjusted or denied, regardless of meeting individual Performance Measures or the Company meeting the Corporate Performance Goal, for unsatisfactory performance or non-compliance with or violation of Wells Fargo’s:

1.	Code of Ethics and Business Conduct;

2.	Information Security Policy, and/or

3.	Compliance and Risk Management Accountability Policy.
INCENTIVE COMPONENTS
Awards under the Plan are made in the sole and absolute discretion of Wells Fargo and the Plan Administrator, with recommendations from business unit managers and approvals from senior management. There is no guarantee that an incentive of any amount will be awarded to any Participant. To the extent an incentive may be payable, incentive recommendations should be consistent with the following guidelines:

Incentive Opportunity Ranges
The Incentive Opportunity Range is the range of possible payout amounts. For purposes of the Plan, the bottom of the Incentive Opportunity Range is always 0; however, each position has a pre-identified threshold, target and maximum incentive opportunity. The threshold and maximum are a range around the target:

	•	Threshold	- Generally, 50% of the target award
- Satisfactory performance that falls short of target.

	•	Target	- 100% of the target award
- Good, commendable on plan performance.

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	•	Maximum	- Generally, 150% of the target award
- Performance that exceeds expectations.

Performance Measures
A Performance Measure defines the action or resultant performance expected of a Participant in a given Plan Year and should always reinforce that control, profitability and growth must come in that order. In defining a Performance Measure, careful consideration should be given to identifying the excessive risks the Participant might be incented to take that Wells Fargo would not want and the associated time horizons. Performance Measures are commonly referred to as “MBOs” or Management Business Objectives.

Performance Measures may vary from year to year, from position to position or from one Participant to another. Typically each Participant should have three to five measures set by their business unit manager.

Performance Measures should be established for each Participant to be effective as of the beginning of the Plan Year. All Performance Measures and incentive recommendations are subject to review and modification at higher levels of the organization.

Some characteristics of Performance Measures:

•
Performance Measures should include identifiable activities and/or results for each level of achievement. Most Performance Measures should have at least three defined Performance Levels: Threshold, Target and Maximum.

	•	At least one Performance Measure should have a financial objective that is linked to business group objectives. This measure can be set up as a distinct MBO or an additional Plan Qualifier.

	•	One Performance Measure may be based on the Corporate Performance Goal. The appropriate weighting will be determined by the business unit manager.

For Control Functions (including Compliance, Risk Management, Finance, Human Resources and Legal), MBO guidelines are developed at the Corporate level to ensure appropriate and consistent risk and control-based MBOs commensurate with the objectivity and independence required by these roles.

Measure Weighting
Performance Measures may be weighted equally or weighted individually to correspond with the Participant’s accountability, strategic and tactical priorities, and/or the difficulty of achieving the goal.

The scores for multiple Performance Measures are aggregated to determine

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the final incentive recommendation, subject to the Plan Qualifiers and other terms of the Plan.

Award Calculation and Payment
Performance shall be evaluated as soon as practicable following completion of the Plan Year by the Participant’s business unit manager and/or any other manager responsible for reviewing incentive recommendations in the Participant’s business unit. Lines of business are allocated incentive compensation pools used as guidelines to determine the appropriate amount of aggregate incentive compensation that should be paid at the business level. Establishment of the pool is not a guarantee that bonuses will be paid to Participants nor does it guarantee the amount of any bonus payable to Participants. Since bonuses under the Plan are discretionary, lines of business may pay out all or a portion of their pools, subject to the terms and conditions of the Plan.

All awards under the Plan are subject to the following guidelines:

•
Each Performance Measure is evaluated individually following the end of the Plan Year. Provided the Plan Qualifiers and other terms of the Plan have been met, the Participant’s incentive recommendation for a Plan Year is determined by adding the values determined for each Performance Measure taking into consideration any assigned weighting. The incentive recommendation should be within the Incentive Opportunity Range identified for the Participant’s position, unless the Participant’s business unit manager or the Plan Administrator exercise their discretion to modify the award as described below.

•
Without limiting the discretion of Wells Fargo or the Plan Administrator, a Participant’s incentive recommendation may be determined to be 0 or increased by up to 15% of the Incentive Opportunity Range, on a discretionary basis by the Participant’s business unit manager, subject to the approval of the Group Head for the Participant’s line of business and the Plan Administrator. In no event may an award exceed 115% of the maximum identified in the Incentive Opportunity Range unless approved by the Plan Administrator.

	•	Incentive awards are generally calculated as a percentage of a Participant’s base salary and are subject to approval of the Group Head for the Participant’s line of business.

	•	Incentive awards will be paid no later than March 15th of the calendar year following the end of the Plan Year.

•
Awards may be paid in the form of short-term cash or long-term awards (cash or equity), or a combination thereof, in the HRC’s discretion and may be adjusted to match the time horizon of risk outcomes. To the extent the HRC directs the Company to pay all or a portion of an award in the form of an equity-based award

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under the Wells Fargo & Company Long-Term Incentive Compensation Plan (the “LTICP”), the equity-based award will in all cases be conditioned upon and subject to the approval of the HRC and be subject to such terms and conditions as approved by the HRC in accordance with the provisions of the LTICP and reflected in the applicable award agreement.

PLAN ADMINISTRATION
A.	Plan Administrator

The Plan Administrator is the Executive Vice President and Director of Human Resources. The Plan Administrator has full discretionary authority to administer and interpret the Plan and may, at any time, delegate to personnel of Wells Fargo such responsibilities as he or she considers appropriate to facilitate the day-to-day administration of the Plan. The Plan Administrator also has the full discretionary authority to adjust or amend a Participant’s incentive opportunity or recommended payout under the Plan at any time subject to the authority of the HRC to adjust bonuses as described herein.

Plan commitments or interpretations (oral or written) by anyone other than the Plan Administrator or one of his/her delegates are invalid and will have no force or effect upon the policies and procedures set forth in this Plan.

B.	Plan Year

Participant performance is measured and financial records are kept on a “Plan Year” basis. The Plan Year is the 12-month period beginning each January 1 and ending on the following December 31, unless the Plan is modified, suspended or terminated.

C.	Disputes

If a Participant has a dispute regarding his/her incentive award under the Plan, the Participant should attempt to resolve the dispute with the manager of his/her business unit. If this is not successful, the Participant should prepare a written request for review addressed to the Participant’s Human Resources representative. The request for review should include any facts supporting the Participant’s request as well as any issues or comments the Participant deems pertinent. The Human Resources representative will send the Participant a written response documenting the outcome of this review in writing no later than 60 days following the date of the Participant’s written request. (If additional time is necessary, the Participant shall be notified in writing.) The determination of this request shall be final and conclusive upon all persons.

D.	Amendment or Termination

The Board of Directors of Wells Fargo & Company (the “Company”), the HRC, the Company’s President, any Vice Chairman, or the Director of Human Resources may amend, suspend or terminate the Plan or any incentive opportunity or recommendation at any time, for any reason. Action taken on behalf of the Company may be taken by the Chairman, President, Director of Human Resources or Director of Compensation and Benefits of the Company.

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E.	Leaves of Absence

Incentive recommendations under the Plan may be pro-rated for Participants who go on a leave of absence provided the terms and conditions of the Plan have been satisfied, the Participant actively worked at least three months during the Plan Year and the Participant’s performance contributed towards the achievement of some or all of the Participant’s Performance Measures. If a Participant’s performance during the Plan Year contributed towards the achievement of all of the Participant’s Performance Measures, the Participant’s incentive recommendation should be evaluated as if the Participant had not gone on leave. Business units should apply these criteria consistently to all Participants.

For Participants who receive notice of a qualifying event under the Wells Fargo & Company Salary Continuation Pay Plan, the Notice Period (as defined by that plan) should be considered in determining whether the Participant satisfies the three-month “actively at work” requirement. Incentive recommendations will be determined following the end of the Plan Year and are subject to the other terms and conditions of the Plan.

F.	Changes in Employment Status
1.
Employees (i) hired or (ii) transferred to a position that is bonus-eligible following a promotion from a non-bonus-eligible position, after the beginning of the Plan Year may be eligible to participate in the Plan. Performance Measures should be designed accordingly. Where Performance Measures are impractical to develop for a partial Plan Year, eligibility should be delayed until the next Plan Year.

2.
If, during the Plan Year, a Participant transfers to another business unit or receives a promotion to a new bonus-eligible position within Wells Fargo, the former and latter business unit managers should work together to determine whether the Participant met some or all of the Performance Measures prior to the transfer or promotion and the terms and conditions of the Plan have been satisfied. Incentive awards, if any, will be determined following the end of the Plan Year.

G.	Death or Retirement

In the event of a Participant’s death or retirement during the Plan Year, a Participant may be paid a pro-rated incentive award provided the Participant actively worked for at least three months during the Plan Year, met some or all of the Participant’s Performance Measures, and the terms and conditions of the Plan have been satisfied.

H.	Withholding Taxes

Wells Fargo shall deduct from all payments under the Plan an amount necessary to satisfy federal, state or local tax withholding requirements.

I.	Not an Employment Contract

The Plan is not an employment contract and participation in the Plan does not alter a Participant’s at-will employment relationship with Wells Fargo. Both the Participant and

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Wells Fargo are free to terminate their employment relationship at any time for any reason. No rights in the Plan may be claimed by any person whether or not he/she is selected to participate in the Plan. No person shall acquire any right to an accounting or to examine the books or the affairs of Wells Fargo.

J.	Assignment

No Participant shall have any right or power to pledge or assign any rights, privileges, or incentive awards provided for under the Plan.

K.	Pro-Rated Incentive Recommendations
In the event that an incentive recommendation will be pro-rated the following methodology should be used.
The annual salary should be multiplied by the ratio of months worked during the Plan Year by the target bonus percentage.

The ratio of months worked is equal to the number of full months worked in the qualifying position divided by 12.

For example, a Participant transfers to another position on November 1st. Their salary was $100,000 per year at the time of transfer, and they had a 10% incentive target. They achieved all their goals at target level. Their incentive recommendation would be:

L.	Code of Conduct

Violation of the terms or the spirit of the Plan and/or Wells Fargo’s Code of Ethics and Business Conduct by the Participant and/or the Participant’s supervisor, or other serious misconduct (including, but not limited to, gaming which is more fully discussed below), are grounds for disciplinary action, including disqualification from further participation in the Plan (including awards payable under the terms of the Plan) and/or immediate termination of employment.

Participants are expected to adhere to ethical and honest business practices. A Participant who violates the spirit of the Plan by “gaming” the system becomes immediately ineligible to participate in the Plan. “Gaming” is the manipulation and/or misrepresentation of sales or

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sales reporting in order to receive or attempt to receive compensation, or to meet or attempt to meet goals.

N.	Internal Revenue Code Section 409A

To the extent that an award is paid in cash under the Plan, Wells Fargo intends such award to qualify as a short-term deferral exempt from the requirements of Internal Revenue Code Section 409A. In the event an award payable under the Plan does not qualify for treatment as an exempt short-term deferral, such amount will be paid in a manner that will satisfy the requirements of Internal Revenue Code Section 409A and applicable guidance thereunder.

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